Exhibit 52

                              [Press Release]


[Great Western Logo]
                                                                  NEWS
                                                 FOR IMMEDIATE RELEASE
                                                          June 3, 1997

Contact:   Ian Campbell        818-775-3773
           Charlie Coleman     818-775-3766


           COURT REJECTS AHMANSON'S ATTEMPT TO DELAY VOTE ON
                       WASHINGTON MUTUAL MERGER

       Washington Mutual/Great Western Merger Vote to Be Held On
                         June 13 As Scheduled


         CHATSWORTH, Calif. - Great Western Financial Corporation (NYSE: GWF) announced today that the Delaware Chancery Court has denied Ahmanson's motion to delay the vote of Great Western stockholders on the Washington Mutual merger. The vote on the merger will take place as scheduled at Great Western's Special Meeting of Stockholders on June 13, 1997.

         Great Western stated, "We are, of course, very pleased that the Court rejected Ahmanson's effort to delay the merger vote. We believe that Ahmanson, in an effort to pursue its own agenda, was prepared to disadvantage the Great Western stockholders by delaying their opportunity to vote on the Washington Mutual merger and receive the benefits of the superior economic value from a Washington Mutual/Great Western combination. Clearly, Ahmanson has its own interests in mind and not the best interests of Great Western stockholders. Now, the Great Western stockholders will have the opportunity to vote on the superior Washington Mutual/Great Western merger on June 13."

         With assets of $42.9 billion, Great Western Financial
Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great
Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

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